UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): January 27, 2020

South Dakota Soybean Processors, LLC
(Exact name of registrant as specified in its charter)

South Dakota	000-50253	46-0462968
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
100 Caspian Ave. PO Box 500 Volga, South Dakota		57071
(Address of principal executive offices)		(Zip Code)

(605) 627-9240
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On January 27, 2020, we entered into an Amendment to Credit Agreement, an Amended and Restated Revolving Credit Promissory Note ("Restated Seasonal Note"), and an Amended and Restated Revolving Term Promissory Note ("Restated Revolving Term Note") with our lender, CoBank, ACB, of Greenwood Village, Colorado. See Item 2.03, the text of which is herein incorporated by reference.
Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On January 27, 2020, we entered into the Restated Seasonal Note and Restated Revolving Term Note with our lender, CoBank, ACB. Under the Restated Seasonal Note, the principal amount that we may borrow is increased from $20 million to $28 million until the loan's maturity on December 1, 2020.
Under the Restated Revolving Term Note, the amount that we may borrow to fund working capital and capital expenditures is increased from $16 million to $26 million. The amount available for borrowing, however, will decrease by $2 million every six months beginning on March 20, 2020, with a scheduled balloon payment for the remaining balance on the loan's maturity date of September 20, 2023.
All other material items and conditions under the Credit Agreement, and subsequent amendments to such agreement, remain the same following these amendments. The amendments will be filed as exhibits in our next periodic report.
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTH DAKOTA SOYBEAN PROCESSORS, LLC

Dated: January 28, 2020	/s/ Mark Hyde
Mark Hyde, Chief Financial Officer